                                                                  Exhibit (C)(1)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              AEI RESOURCES, INC.,

                         ZEIGLER ACQUISITION CORPORATION
                                       and

                          ZEIGLER COAL HOLDING COMPANY

                                 August 3, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I                  THE OFFER..............................................................................2
         SECTION 1.01      The Offer..............................................................................2
         SECTION 1.02      Company Actions........................................................................3
         SECTION 1.03      Directors..............................................................................4
         SECTION 1.04      Stock Options..........................................................................5

ARTICLE II                 THE MERGER.............................................................................5
         SECTION 2.01      The Merger.............................................................................5
         SECTION 2.02      Closing Effective Time.................................................................5
         SECTION 2.03      Effects of the Merger..................................................................6
         SECTION 2.04      Additional Actions.....................................................................6
         SECTION 2.05      Conversion of Common Shares............................................................6
         SECTION 2.06      Conversion of Purchaser Common Stock...................................................7
         SECTION 2.07      Company Option Plans...................................................................7
         SECTION 2.08      Merger Without Meeting of Stockholders.................................................7

ARTICLE III                DISSENTING SHARES; PAYMENT FOR SHARES..................................................7
         SECTION 3.01      Dissenting Shares......................................................................7
         SECTION 3.02      Payment for Common Shares..............................................................8

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................9
         SECTION 4.01      Organization and Qualification; Subsidiaries...........................................9
         SECTION 4.02      Charter and By-Laws...................................................................10
         SECTION 4.03      Capitalization........................................................................10
         SECTION 4.04      Authority Relative to this ...........................................................11
         SECTION 4.05      No Conflict; Required Filings and Consents............................................11
         SECTION 4.06      SEC Reports and Financial Statements..................................................12
         SECTION 4.07      Information...........................................................................13
         SECTION 4.08      Absence of Certain Developments.......................................................13
         SECTION 4.09      Real Property.........................................................................15
         SECTION 4.10      Personal Property.....................................................................17
         SECTION 4.11      Tax Matters...........................................................................17
         SECTION 4.12      Contracts and Commitments.............................................................18
         SECTION 4.13      Intellectual Property.................................................................19
         SECTION 4.14      Licenses and Permits..................................................................19
         SECTION 4.15      Litigation............................................................................20
         SECTION 4.16      Governmental Consents, etc............................................................20
         SECTION 4.17      Employee Benefit Plans................................................................20
         SECTION 4.18      Insurance.............................................................................22
         SECTION 4.19      Compliance with Laws..................................................................22
         SECTION 4.20      Environmental, Mining and Safety Matters..............................................23



                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

         SECTION 4.21      Affiliated Transactions...............................................................24
         SECTION 4.22      Brokers...............................................................................24
         SECTION 4.23      Labor Relations.......................................................................24
         SECTION 4.24      Permit Blocking.......................................................................25
         SECTION 4.25      Section 6 of the Joint Development Agreement..........................................25
         SECTION 4.26      Takeover Provisions Inapplicable......................................................25

ARTICLE V                  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER............................25
                           SECTION 5.01     Organization and Qualification.......................................26
                           SECTION 5.02     Authority Relative to this Agreement.................................26
                           SECTION 5.03     No Conflict; Required Filings and Consents...........................26
                           SECTION 5.04     Information..........................................................27
                           SECTION 5.05     Financing............................................................27
                           SECTION 5.06     Parent and Purchaser Not an Interested Stockholder...................27
                           SECTION 5.07     No Knowledge of Misrepresentations or Omissions......................27
                           SECTION 5.08     Solvency.............................................................27
                           SECTION 5.09     Disclaimer Regarding Estimates and Projections.......................28

ARTICLE VI                 COVENANTS.............................................................................28
         SECTION 6.01      Conduct of Business of the Company....................................................28
         SECTION 6.02      Access to Information.................................................................30
         SECTION 6.03      Reasonable Efforts Notice of Certain Developments.....................................31
         SECTION 6.04      Consents..............................................................................31
         SECTION 6.05      Public Announcements..................................................................33
         SECTION 6.06      Employee Benefit Arrangements.........................................................33
         SECTION 6.07      Indemnification.......................................................................34
         SECTION 6.08      Notification of Certain Matters.......................................................34
         SECTION 6.09      No Solicitation; Termination Right....................................................35

ARTICLE VII                CONDITIONS TO CONSUMMATION OF THE MERGER..............................................37
         SECTION 7.01      Conditions............................................................................37

ARTICLE VIII               TERMINATION; AMENDMENTS; WAIVER.......................................................37
         SECTION 8.01      Termination...........................................................................37
         SECTION 8.02      Effect of Termination; Fees and Expenses..............................................38
         SECTION 8.03      Amendment.............................................................................39
         SECTION 8.04      Extension; Waiver.....................................................................39

ARTICLE IX                 MISCELLANEOUS.........................................................................39


                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

         SECTION 9.01      Non-Survival of Representations and Warranties........................................39
         SECTION 9.02      Entire Agreement; Assignment..........................................................39
         SECTION 9.03      Validity..............................................................................40
         SECTION 9.04      Notices...............................................................................40
         SECTION 9.05      Governing Law.........................................................................41
         SECTION 9.06      Descriptive Headings..................................................................41
         SECTION 9.07      Counterpart...........................................................................41
         SECTION 9.08      Parties in Interest...................................................................41
         SECTION 9.09      Specific Performance..................................................................41

ARTICLE X
                           DEFINITIONS...........................................................................42
         SECTION 10.01     Certain Definitions...................................................................42

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 3, 1998 by and among AEI Resources, Inc., a Delaware corporation ("Parent"), Zeigler Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Zeigler Coal Holding Company, a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties hereto desire that the Purchaser commence a tender offer (the "Offer") to purchase all of the shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") in accordance with the terms of this Agreement; and

         WHEREAS, the Board of Directors of the Company (the "Board") has approved the terms of the Offer, which will provide that, among other things, the price to be paid thereunder for each outstanding Common Share will be not less than $21.25 net to the seller of each such share (such price, as it may hereafter be increased, the "Offer Price"), and is recommending that the Company's stockholders accept the Offer; and

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Common Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive $21.25 per Common Share, in cash (the "Merger Consideration"); and

         WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the acquisition of the Company by Parent pursuant to the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

         WHEREAS, certain capitalized terms used in this Agreement have the meaning as set forth or referred to in Article X hereof.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01 The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with its terms and none of the events set forth in Paragraphs (a) through (f) of Annex I hereto shall have occurred or be existing, no later than two (2) business days after the public announcement of the terms of this Agreement, the Purchaser shall commence the Offer, in accordance with the requirements of Regulations 14D and 14E promulgated under the Exchange Act, and any applicable State securities laws, to purchase all of the issued and outstanding Common Shares for the Offer Price net to the seller thereof in cash, provided, however, that the Purchaser shall use its best efforts to commence the Offer as soon as practicable after the public announcement of the terms of this Agreement, but in no event later than two business days after such public announcement. The Offer shall expire and terminate on the twentieth (20th) business day from the commencement of the Offer (the "Expiration Date"); provided, however, that the Purchaser shall have the right to extend the Expiration Date up to ten (10) additional business days in order to satisfy any of the conditions set forth in Annex I hereto other than the Offer Financing Condition, provided that the failure of such conditions to be satisfied is not due to a breach of this Agreement by Parent or Purchaser. Provided that this Agreement shall not have been terminated in accordance with its terms and none of the events set forth in Paragraphs (a) through (f) of Annex I hereto shall have occurred or be existing, no later than (2) two business days after the public announcement of the terms of this Agreement, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit) the Purchaser's offer to purchase the Common Shares (the "Offer to Purchase") which shall be mailed to the holders of Common Shares with respect to the Offer, which shall contain the conditions set forth in Annex I hereto and no others; it being understood that the Offer shall be on the terms and subject to the conditions that are agreed to by the parties hereto and no others and that the Purchaser shall use its best efforts to file the Tender Offer Statement on Schedule 14D-1 as soon as practicable, but in no event later than two business days after such public announcement. The obligation of Purchaser to accept for payment or pay for any Common Shares tendered pursuant to the Offer will be subject only to the satisfaction of the conditions set forth in Annex I hereto. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Common Share or change the form of consideration payable in the Offer, decrease the number of Common Shares sought to be purchased in the Offer, change the conditions set forth in Annex I, waive the Minimum Condition (as defined in Annex I), impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares; provided that the Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition) without the consent of the Company. Subject to the terms of the Offer and this Agreement and the satisfaction of all the conditions of the Offer set forth in Annex I hereto as of any expiration date, Purchaser will accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date (the time of such purchase being referred to herein as the "Offer Purchase Closing"). Purchaser shall make reasonable provision for the payment of Offer proceeds to be made by wire transfer of immediately available funds to any person tendering Common Shares representing more than 1% of the Company's outstanding Common Shares. Subject to Section 8.01, if any of the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by the Purchaser as of the Expiration Date (or any subsequently scheduled expiration date), Purchaser will extend the Offer from time to time, in each case, for the shortest time period that it reasonably believes is necessary for the consummation of the Offer. Each of the parties hereto shall use its reasonable best efforts to cause all conditions precedent set forth in Annex I to be fulfilled and avoid the occurrence of any event or to cure any event which may prevent such conditions precedent set forth in Annex I from being fulfilled.

         (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

         SECTION 1.02 Company Actions.

         (a) The Company shall promptly (and in any event within two (2) business days after the public announcement of the terms of this Agreement) file with the SEC and mail to the holders of Common Shares the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board, at a meeting duly called and held, has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger in accordance with
Section 203 of the GCL, and (iii) resolved to recommend and continues to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's stockholders (if such approval is required by applicable law) (such recommendation to the Company's stockholders being referred to as the "Board Recommendation"); provided, however, that such recommendation and approval may be withdrawn, modified or amended as provided in Section 6.09. The Company further represents that Credit Suisse First Boston Corporation ("CSFB") has delivered to the Board its written opinion to the effect that, as of the date of this Agreement, the cash consideration to be received for the Common Shares pursuant to the Offer and the Merger is fair to the holders of the Common Shares (other than Parent and its affiliates) from a financial point of view.



         (b) Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of the Common Shares, in each case, as and to the extent required by applicable federal securities law.

         (c) In connection with the Offer, the Company will use reasonable best efforts to cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

         SECTION 1.03 Directors.

         (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Common Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate at least such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors.

         (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section
1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

         (c) Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, the Company shall not extend the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waive any of the Company's rights hereunder, or take any other action if such amendment, termination, extension, waiver or action would have an adverse effect on the minority stockholders of the Company.



         SECTION 1.04 Stock Options. Promptly following the commencement of the Offers the Company shall offer to cancel any or all of the outstanding options to purchase Common Shares and each outstanding stock appreciation unit (each such option to purchase one share and each such unit representing one share being referred to as an "Option") granted under the Company's Incentive Stock Option Plan and the Company's Stock Appreciation Rights Plan (collectively the "Option Plan") for cash consideration as set forth herein. Each holder of an Option which is vested (after giving consideration to any acceleration of vesting provided in the Option Plan or the Company's Special Bonus and Severance Plan (the "SBS Plan")) shall be offered the right to have 100% of his or her Options canceled by the Company in consideration of a payment by the Company to such holder for each Option in an amount equal to the excess of the Offer Price over the applicable exercise price of such Option. Cancellation of the Options and payment of the consideration therefor shall be conditioned upon the purchase of Common Shares by the Purchaser pursuant to the Offer. If such condition is met, the cancellation of Options and payment of the consideration therefor in accordance with this section shall be made as promptly as possible following the Offer Purchase Closing.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the GCL. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

         SECTION 2.02 Closing Effective Time. The closing of the Merger (the "Closing") will take place as promptly as practicable following the satisfaction or waiver of the conditions set forth in Section 7.01 of this Agreement (the "Closing Date"), at the offices of Brown, Todd & Heyburn PLLC, Lexington, KY. Immediately following the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger or, if permitted, a Certificate of Ownership and Merger, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the GCL (the time of such filing being the "Effective Time") and shall make all other filings or recordings required under the GCL.




         SECTION 2.03 Effects of the Merger.

         (a) The Merger shall have the effects set forth in the GCL.

         (b) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

         (c) Subject to the provisions of Section 6.07 of this Agreement, the By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

         (d) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         (e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.04 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

         SECTION 2.05 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,
(I) each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 3.01) and Shares held by the Company, Parent, Purchaser and their respective Subsidiaries) shall be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share, and (ii) each Common Share owned by the Company or one of its Subsidiaries or by Parent or Purchaser or one of its Subsidiaries shall be canceled without payment and without surrender of the certificate formerly representing such Common Shares.


         SECTION 2.06 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 2.07 Company Option Plans. At the Effective Time, by virtue of the Merger and without any action on the parts of the holders thereof, each then outstanding Option shall be converted into the right to receive an amount determined by multiplying (i) the excess, if any, of the Offer Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option immediately prior to the Effective Time, but only to the extent then vested and exercisable, provided that the determination of the exercisability of Options shall take into account the acceleration of vesting provided for in the Option Plan or the SBS Plan. The Surviving Corporation will pay any amount required to be paid pursuant to this Section 2.07 upon exercise or delivery of any then outstanding Options to the Surviving Corporation by or on behalf of the holder thereof.

         SECTION 2.08 Merger Without Meeting of Stockholders. The Purchaser and Parent agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.

                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

         SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in
Section 2.05, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting

Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.



         SECTION 3.02 Payment for Common Shares.

         (a) From and after the Effective Time, The Bank of New York, or such other bank or trust company as shall be mutually acceptable to Parent and the Company, shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Consideration pursuant to Section 2.05. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.05.

         (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent, the Purchaser, or the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall, in consideration for the shares represented by such Certificates, pay the holder of such Certificate the Merger Consideration multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent, the Purchaser, or the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Dissenting Shares a notice of appraisal rights.

         (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, holders of Common Shares who have not theretofore complied with this
Section 3.02 shall look only to the Surviving Corporation for payment of the Merger Consideration in respect thereof (subject to applicable abandoned property, escheat and similar laws), in each case, without interest or dividends thereon.

         (d) None of Parent, the Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Common Shares (or dividends or distributions with respect thereto) or cash deposited by Parent or the Purchaser with the Paying Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

         (e) Parent, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable or issuable pursuant to this Agreement to any holder of Common Shares such amounts as Parent, the Purchaser or the Paying Agent are required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Common Shares in respect of which such deduction and withholding was made.

         (f) All cash issued upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this
Article III, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and the Purchaser that except as set forth in the Disclosure Schedules (as hereinafter defined) as of the date hereof (or such other later date as is specified):

         SECTION 4.01 Organization and Qualification; Subsidiaries. (a) The

Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Set forth on the Subsidiary Schedule is a list of every corporation, limited liability company, partnership or other business organization or entity of which the Company owns, either directly or through its Subsidiaries, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests therein, or (iii) the capital or profit interests therein, in the case of a partnership; or (b) otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of such entity (the "Subsidiaries"). Each of the Subsidiaries listed on the Subsidiary Schedule is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any development, condition or circumstance having an effect on the assets, business, operations, or financial condition of the Company or any of its Subsidiaries that is materially adverse to the Company and its Subsidiaries taken as a whole other than any development, condition or circumstance resulting from general economic conditions or relating generally to the coal or electric power industries.

         SECTION 4.02 Charter and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Subsidiaries.

         SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 1,000,000 shares of Preferred Stock, no par value. As of the close of business on July 28, 1998, 28,222,671 Common Shares were issued and outstanding, and 244,000 Common Shares were in the Company's treasury, and no shares of Preferred Stock were issued and outstanding. The Company has no shares reserved for issuance, except that, as of July 28, 1998, there were 1,666,760 Common Shares reserved for issuance pursuant to outstanding Options under the Option Plan, all of which were granted prior to March 31, 1998. The Options Schedule sets forth the name of each holder of an outstanding Option under the Option Plan, and with respect to each Option held by any such holder, the grant date, exercise price and number of Common Shares for which such Option is exercisable. As of the date hereof, the Company has no options to purchase Common Shares outstanding other than those granted and outstanding under the Option Plan. Since December 31, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All of the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries issued and outstanding. Except as set forth on the Options Schedule and except as contemplated by this Agreement, or between the Company and one or more of its direct or indirect wholly-owned subsidiaries, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in or voting security of, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or voting securities and neither the Company nor any of the Subsidiaries is obligated to grant or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or between the Company and one or more of its direct or indirect wholly-owned subsidiaries, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of the Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's Subsidiaries as are owned by the Company or by a subsidiary of the Company are owned in each case free and clear of any Lien (as hereinafter defined). Other than as set forth on the Contracts Schedule, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

         SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company or on the part of the stockholders of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby except as required by Delaware law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (I) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 4.05 No Conflict; Required Filings and Consents.

         (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger, compliance by the Company with any of the provisions hereof or consummation of the Merger or any other transaction contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any Subsidiary, (ii) conflict with or violate any statute, ordinance, rule, regulation, Order, judgment or decree applicable to the Company or its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, except, in the cases of clauses (ii) and (iii) for any such Violations which would not individually or in the aggregate have a Material Adverse Effect on the Company.

         (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company and its Subsidiaries with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent") any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or any third party, except for (I) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined), (iv) other Consents identified in the Consents Schedule (including notices and Consents relating to or in connection with mining, reclamation and environmental Permits), and (v) other Consents the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect on the Company.

         SECTION 4.06 SEC Reports and Financial Statements.

         (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1995 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) The consolidated balance sheets as of December 31, 1997, 1996, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (including the related notes and schedules thereto) of the Company contained in the Form 10-Ks for the years ended December 31, 1997, 1996 and 1995 included in the SEC Reports and the consolidated balance sheet as of March 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the quarter ended March 31, 1998 contained in the Form 10-Q for the quarter ended March 31, 1998 included in the SEC Reports present, and the consolidated balance sheet as of June 30, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the six months ended June 30, 1998 contained in the Form 10-Q for the quarter ended June 30, 1998 present, fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes. The audited balance sheet as of December 31, 1997 is herein referred to as the "December Balance Sheet," the unaudited balance sheet as of March 31, 1998 is herein referred to as the "March Balance Sheet," and the unaudited balance sheet as of June 30, 1998 is herein referred to as the "June Balance Sheet." The amounts accrued or reserved for in the December Balance Sheet, the March Balance Sheet and the June Balance Sheet with respect to future costs associated with workers' compensation liabilities, Reclamation Obligations (as hereinafter defined) and Black Lung liabilities (as hereinafter defined) have been accrued or reserved for in accordance with GAAP, consistently applied. The amounts reflected in the December Balance Sheet, the March Balance Sheet and the June Balance Sheet with respect to coal and mineral reserves have been included or will be included in such financial statements in accordance with GAAP, consistently applied. The Company has accrued its and its Subsidiaries' and affiliates' obligations for retiree medical benefits in accordance with Statement of Financial Account Standards No. 106.

         (c) Since March 31, 1998, except as disclosed in the SEC Reports or the Developments Schedule, there has not been any Material Adverse Effect on the Company or any event, condition or development which the Company believes is reasonably likely to result in a Material Adverse Effect on the Company.

         (d) The Company and its Subsidiaries are not subject to any material liabilities or obligations (absolute, accrued, contingent or otherwise) other than (i) arising under contracts or circumstances reflected on or otherwise referred to in the Disclosure Schedules (subject to Section 4.12(c)), (ii) reflected in, reserved against or otherwise disclosed in the December Balance Sheet, March Balance Sheet or June Balance Sheet, or (iii) incurred in the ordinary course of business consistent with past practice.

         SECTION 4.07 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Schedule 14D-9, or, (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Government Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.08 Absence of Certain Developments. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since March 31, 1998, neither the Company nor any of its Subsidiaries has engaged in any material transaction outside the ordinary course of business consistent with past practice or:

         (a) Incurred any indebtedness for borrowed money, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance capital expenditures in the ordinary course of business consistent with past practice;


         (b) Mortgaged, pledged or subjected to any Lien, any asset or related group of assets having a net book value in excess of $500,000;

         (c) Sold, leased, assigned or transferred any tangible asset or related group of assets having a net book value in excess of $500,000 except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

         (d) Sold, leased, assigned or transferred any interest in real estate having a net book value in excess of $500,000;

         (e) Sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets having a fair market value in excess of $500,000 individually or in the aggregate;

         (f) Waived or relinquished any right or claim or related group of rights or claims except any such item which the Company believes has a fair value of less than $500,000 individually or in the aggregate;

         (g) (x) Issued or sold any of its Common Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares or other securities of the Company, except for the issuance of Common Shares upon exercise of Options outstanding as of March 31, 1998 or (y) purchased or redeemed or agreed to purchase or redeem any Common Shares or other equity securities;

         (h) Made or entered into binding commitment for any capital expenditures or related group of capital expenditures in excess of $1,000,000 other than such expenditures contemplated in the financial statements and plans provided to the Purchaser by the Company;

         (i) Modified or amended in any material manner or terminated or entered into any Material Contract (as hereinafter defined);

         (j) Granted any increase in the base compensation of, or made any other material change in the employments terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice or changes made pursuant to any collective bargaining agreements or existing contracts;

         (k) Adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which are required by law or a collective bargaining agreement; or

         (l) Declared or paid any dividend or other distribution with respect to the Common Shares except regular quarterly dividends not in excess of $0.075 per share.


         SECTION 4.09 Real Property.

         (a) The Owned Real Property Schedule includes all material real property interests owned in fee by the Company or its Subsidiaries and identifies those interests which constitute Active Operating Properties and Reserves and/or Operating Facilities.

         (b) The Company and its Subsidiaries shall promptly provide the following information with regard to each material parcel or tract of owned real property (exclusive of oil and gas properties): (i) an identification of the deed or other instrument of conveyance; (ii) recording information (if available, and if not, the state and county where the relevant parcel or tract is located); (iii) the names of at least one grantor and one grantee thereunder; and (iv) the approximate size of the relevant parcel or tract when acquired. The Company and its Subsidiaries shall also promptly provide an accurate listing of all owned real property within the currently existing five (5) year mining plan of the Company and its Subsidiaries.

         (c) The Leased Real Property Schedule includes all material real property interests in which the Company has or its Subsidiaries have a leasehold interest and identifies those leasehold interests which constitute Active Operating Properties and Reserves and/or Operating Facilities.

         (d) The Company and its Subsidiaries shall promptly provide the following information with regard to each material parcel or tract of leased real property (exclusive of oil and gas properties): (i) an identification of the lease or sublease agreement and any and all amendments, modifications and side letters; (ii) recording information (if available), and if not, the state and county where the relevant parcel or tract is located; (iii) the names of at least one lessor and one lessee (or sublessor or sublessee) thereunder; (iv) the approximate size of the relevant parcel or tract leased thereunder when acquired; and (v) the term thereof, including any extension options. The Company and its Subsidiaries shall also promptly provide an accurate listing of all leased real property within the currently existing five (5) year mining plan of the Company and its Subsidiaries.

         (e) Except as set forth on the Real Property Disclosure Schedule and except Permitted Encumbrances which individually or in the aggregate do not constitute a Material Adverse Effect on the Company, the Company and its Subsidiaries hold (i) good and marketable Mining Title, as hereinafter defined, to the Active Operating Properties and Reserves and to the Operating Facilities and (ii) as to the Other Real Property, an interest of record or a leasehold interest from a person or entity which the Company or its Subsidiaries reasonably believe has an interest of record. As used in this subparagraph (e), Mining Title means fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with (i) for Active Operating Properties and Reserves designated for surface mining no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to mine, remove, and transport coal by surface mining methods; (ii) for Active Operating Properties and Reserves designated for underground mining, no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to mine, remove, and transport coal by underground mining methods; and
(iii) for Operating Facilities, no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to operate the Operating Facilities in the manner presently operated.

         (f) Except as disclosed in the Real Property Disclosure Schedule, neither the Company nor its Subsidiaries have received any written notice alleging that the Company or its Subsidiaries are in default under any material lease. Except as disclosed on the Real Property Disclosure Schedule and except as could not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries are in default under any lease relating to Active Operating Properties and Reserves, Operating Facilities or Other Real Property.

         (g) Except for leases which would not have a Material Adverse Effect on the Company if found to be invalid or unenforceable, each of the leases on the Leased Real Property Schedule is, and will be on and immediately following the Closing Date, valid and enforceable against the lessor or other parties thereto in accordance with its terms. To the Knowledge of the Company there are no unwritten modifications to such leases.

         (h) To the Knowledge of the Company, except as set forth on the Real Property Disclosure Schedule, neither the Company nor any of its Subsidiaries have received any notice of claims that the Company or any Subsidiary has mined any coal that did not belong to it, or mined any coal in such reckless or imprudent fashion as to give rise to any material claims for loss, waste or trespass.

         (i) All existing maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title have been made available by the Company and its

Subsidiaries to the Purchaser.

         (j) To the Knowledge of the Company, and other than set forth on the Real Property Disclosure Schedule, no condemnation or eminent domain proceeding against any part of such property is pending or threatened, and the Company and its Subsidiaries have no knowledge that any such proceeding is contemplated.

         (k) To the Knowledge of the Company, except as set forth on the Real Property Disclosure Schedule, there are no adverse possession claims regarding those real property interests which constitute Active Operating Properties and Reserves and/or Operating Facilities.

         (l) "Permitted Encumbrances" as used in this Agreement means: (i) rights of cotenants, if any; (ii) rights and easements of owners of undivided interests in the property where the Company or its Subsidiaries own less than 100% of the fee interest; (iii) rights and easements of owners of interests in the surface where the Company or its Subsidiaries do not own or lease the surface; (iv) rights and easements of owners and lessees, if any, of coal or other minerals, including oil and gas, where the Company or its Subsidiaries do not own coal or other minerals; (v) rights and easements of owners and lessees of other coal seams and other minerals, including oil and gas, not owned or leased by the Company or its Subsidiaries; (vi) all existing easements or rights of way, whether of record or apparent on the premises, including, but not limited to, roads, highways, pipelines, underground gas storage rights, railroad and utility easements or rights-of-way, none of which could reasonably be expected to have a Material Adverse Effect on the Company; (vii) real estate taxes not yet due and payable; (viii) statutory liens for mechanics, materialmen or laborers for work and labor delivered to or performed on the premises securing obligations of the Company or its Subsidiaries or their contractors incurred in the Ordinary Course of Business and in the aggregate do not exceed $1,000,000; (ix) specific encumbrances and exceptions noted in a Disclosure Schedule; (x) conditions, encumbrances, and covenants of record and other title exceptions, defects and encumbrances which could not reasonably be expected to have a Material Adverse Effect on the Company; (xi) terms, agreements, provisions, conditions, and limitations contained in leases and rights of lessors, their heirs, executors, administrators, successors, and assigns (applies to leasehold estates); (xii) farm, grazing, hunting, recreational and residential leases in which the Company or any Subsidiary is the lessor; (xiii) royalty obligations to sellers or transferors of fee coal or lease properties;
(xiv) rights of others to subjacent or lateral support and absence of subsidence rights; and (xv) rights of repurchase when mining and reclamation are completed.

         SECTION 4.10 Personal Property. Except as would not have a Material Adverse Effect on the Company:

         (a) The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the personal property owned or used by them, including the Leased Personal Property that is listed on the Personal Property Lease Schedule (but excluding, to the extent applicable, any leased real property), in each case, free and clear of all Liens.

         (b) The machinery and equipment owned or used by the Company and its Subsidiaries have been maintained in accordance with industry practice, are in generally good operating condition and adequate for carrying out the purposes for which such personal property is employed, except for normal obsolescence and wear and tear incurred in the ordinary course of business.

         SECTION 4.11 Tax Matters. The Company and its Subsidiaries have filed all income Tax Returns and other Tax Returns required to be filed by them, excluding those Tax Returns the failure of which to file would not have a Material Adverse Effect on the Company. All Tax Returns for the Company in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to Purchaser and such returns are true, correct, and complete in all material respects. Except as set forth on the Taxes Schedule or the Litigation Schedule: (a) all Taxes shown thereon as owing by the Company and the Subsidiaries on all such Tax Returns have been fully paid; (b) to the Company's Knowledge, (i) the provision for taxes on the March Balance Sheet and the June Balance Sheet are sufficient for all accrued and unpaid Taxes as of the date thereof and (ii) all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (c) there are no material claims pending, or to the Company's Knowledge, threatened, for Taxes against the Company or any Subsidiary with respect to any period ending as of or prior to the date hereof; (d) neither the Company nor any Subsidiary has waived, or agreed to the extension of, the statute of limitations with respect to any Tax Return; (e) neither the Company nor any Subsidiary has any liability for Taxes for any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign income Tax law) as a transferee or successor by contract or otherwise; and (f) the Company and its Subsidiaries have maintained their respective records with respect to Taxes in a commercially reasonable manner.

         SECTION 4.12 Contracts and Commitments.

         (a) Except as set forth on the Contract Schedule, the Lease Schedules, the Employee Benefits Schedule or the Development Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan which may provide compensation or benefits of at least Two Hundred Thousand Dollars ($200,000.00) or which when aggregated with all such other plans not included on the schedules may provide compensation or benefits of at least One Million Dollars ($1,000,000.00); (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving an annual compensation commitment by the Company or a Subsidiary in excess of $200,000; (v) agreement or indenture relating to the borrowing of money in excess of $1,000,000 or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Company's assets, other than assets that, individually or in the aggregate, would not be material to the operations of the Company and, its Subsidiaries in the ordinary course of business consistent with past practice;
(vi) guaranty of any obligation for borrowed money in excess of

$1,000,000; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000, (viii) contract or group of related contracts with the same party for the supply of coal to any Person in an amount of more than $3,000,000 or providing for deliveries extending beyond December 31, 1998; (ix) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $1,000,000 (other than contracts to purchase coal in the ordinary course of business in an amount less than $3,000,000); (x) contract or group of related contracts with the same party for the sale of products or services (other than coal sales or supply contracts under which the undelivered balance of such products or services has a sales price in excess of $1,000,000; (xi) tariff agreements and other transportation contracts for the shipment of coal which provides for transportation costs of, or reasonably projected to be, more than $250,000 per year; (xii) contract which prohibits or materially limits the Company or a Subsidiary in any material respect from freely engaging in business in the United States or anywhere else in the world; or (xiii) any other contract or commitment (A) involving the payment by or to the Company or any of its Subsidiaries of $1,000,000 or more (whether in cash or other assets) in any 12 month period or $5,000,000 or more (whether in cash or other assets) in the aggregate over the life of the contract or (B) the termination of which or loss of the benefits thereunder would have a Material Adverse Effect on the Company. "Material Contract" means any contract, agreement or other arrangement of a type referred to in any of clauses (i) through (xiii) of this Section 4.12(a).

         (b) Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule and the Lease Schedules, together with all material amendments, arbitration decisions and grievance settlements related to collective bargaining agreements and contracts with any labor union, waivers or other changes thereto.

         (c) Each contract listed on the Contracts Schedule or the Lease
Schedule is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect following consummation of the transactions contemplated hereby, except as would not individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company's Knowledge, neither the Company nor its Subsidiaries are in default, breach or violation (or would be in default, breach or violation with notice or lapse of time, or both) under any contract listed on the Contracts Schedule or the Lease Schedules, except for such defaults which individually or in the aggregate, would not have a Material Adverse Effect on the Company and except that Leased Real Property shall be excluded from this representation.

         SECTION 4.13 Intellectual Property. Set forth on the attached Intellectual Property Schedule are all of the material patents, trademarks, copyrights and service marks (and any registrations or applications therefor) and all material trade names and corporate names used in the conduct of the business of the Company and its Subsidiaries as now conducted (collectively, the "Intellectual Property"). Except as set forth on the Intellectual Property Schedule, the Company and its Subsidiaries own or have sufficient rights to use the Intellectual Property to conduct their current operations. Except as set forth on the Intellectual Property Schedule, neither the Company nor any Subsidiary has received any written notices of material infringement or misappropriation from any third party with respect to the Intellectual Property, and to the Company's Knowledge, neither the Company nor any Subsidiary has infringed nor is it currently infringing the intellectual property of any other Person, except where such infringement would not individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.14 Licenses and Permits. Except as would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries possess all necessary mining permits, leases, mining rights, mining licenses, re-mining agreements and similar authorizations and approvals (collectively, the "Mining Permits"), including those listed on the Mining Permits Schedule, and other licenses, permits, certifications and other governmental or regulatory authorizations and approvals, including those listed on the Other Permits Schedule (collectively, "Permits"), necessary to enable the Company and its Subsidiaries to carry on their mining business as presently conducted, and all such permits are valid, and in full force and effect and there exists no default thereunder. Except as set forth on the Mining Permits Schedule, to the Company's Knowledge, the Company and its Subsidiaries have obtained all material Mining Permits necessary for the Company and its Subsidiaries to conduct the mining operations proposed to be conducted under the Company's current five-year mining plan (the "Mining Plan") within the twelve month period commencing on the date of this Agreement. Except as set forth on the Mining Permits Schedule, to the Company's Knowledge, the Company and its Subsidiaries have initiated the process to obtain all material Mining Permits necessary for the Company and its Subsidiaries to conduct the mining operations proposed to be conducted under the Mining Plan within the twelve month period following the twelve month period commencing on the date of this Agreement. Except as set forth on the Mining Permits Schedule, to the Company's Knowledge, with respect to any material Mining Permits which can reasonably be expected to take more than two years to obtain, the Company and its Subsidiaries have initiated the process so that such Mining Permits may reasonably be expected to be issued not less than six months prior to the applicable commencement date for the mining operations covered by such Mining Permits. Except as disclosed on the Mining Permits Schedule, based upon a good faith determination of Senior Managers of the Company's Subsidiaries, Engineering and/or Permitting Departments, the time remaining prior to the commencement of all mining operations under the Mining Plan is sufficient to obtain any Mining Permits not yet obtained by the Company and its Subsidiaries which are necessary to conduct the mining operations contemplated in the Mining Plan not less than six months prior to the proposed commencement of such mining operations under the Mining Plan. Except as set forth on the Permits Schedule or the Litigation Schedule, to the Company's Knowledge, there is no pending or threatened litigation or other proceeding under which any material Mining Permit or other Permit could reasonably be expected to be revoked, terminated or suspended.

         SECTION 4.15 Litigation. Except as set forth on the attached Litigation

Schedule, there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries (or, in each case, in which the Company or its Subsidiaries is a party), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except those which are not individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on the attached Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any court or Government Entity to which this Company or its Subsidiaries is a party which adversely affects the operations of the Company or such Subsidiary.

         SECTION 4.16 Governmental Consents, etc.. Except as set forth in
Section 4.05, on the Governmental Consents Schedule or in connection with the Purchaser's financing of the transactions contemplated in this Agreement, no consent, waiver, approval or authorization, order, permit or qualification of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby, the failure of which individually or in the aggregate have a Material Adverse Effect on the Company.

         SECTION 4.17 Employee Benefit Plans.

         (a) Except as listed on the Employee Benefits Schedule or the Contracts Schedule attached hereto, with respect to employees of the Company and its Subsidiaries , (i) neither the Company nor any of its Subsidiaries maintains or contributes to any qualified defined contribution retirement plan, or qualified defined benefit pension plan (either being referred to as a "Pension Plan") and
(ii) the Company does not maintain or contribute to any welfare benefit plans (as that term is defined in Section 3(1) of ERISA) (the "Welfare Plans"). The Pension Plans and the Welfare Plans are collectively referred to as the "Plans." Each of the Pension Plans (other than the Multiemployer Plans) has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the related trusts are exempt from tax under Section 501(a) of the Code, and the Company is not aware of any facts or circumstances that would jeopardize the qualification of such Pension Plan. The Plans (other than any Multiemployer Plans) comply in form and in operation in all material respects with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other laws, rules and regulations applicable thereto.

         (b) With respect to the Plans (other than the Multiemployer Plans), (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine claims for benefits, and
(iii) there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code).

         (c) The Company has furnished to Purchaser true and complete copies of
(i) the Plans and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans (other than the Multiemployer Plans) and (iii) the latest financial statements for the Plans (other than the Multiemployer Plans) and latest available actuarial reports.

         (d) Neither the Company nor any Subsidiary, nor, to the Company's Knowledge, any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Parent or Purchaser or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

         (e) The Company has not incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

         (f) Except as listed on the Employee Benefits Schedule attached hereto,
(i) no Plan is a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and (ii) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full, nor been advised by a Multiemployer Plan that any withdrawal liability or potential liability, as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in
Part 1 of Subtitle E of Title IV of ERISA, has been incurred. With respect to each Plan that is a Multiemployer Plan, except as set forth in the Employee Benefits Schedule: (1) none of the Company and its Subsidiaries, nor any of the respective ERISA Affiliates, has received any written notification, nor does the Company have Knowledge that any such Plan is in reorganization, has been terminated or is insolvent, or (2) reasonably expected to be in reorganization, to be insolvent, or to be terminated, and (3) the Company and its Subsidiaries and their respective ERISA Affiliates have made all required contributions to such Plans substantially when due.

         (g) The Company has not incurred any liability (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, (v) under Section 701, et seq. of ERISA, or (vi) under corresponding or similar provisions of foreign laws or regulations that would be a liability of the Company following the Effective Time, other than such liabilities under the Plans, or where such liability would not individually or in the aggregate have a Material Adverse Effect on the Company. No Plan subject to Title IV of ERISA nor any related trusts have been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in
Section 4069 or Sections 4204 or 4212(c) of ERISA.

         (h) Except as disclosed in the Employee Benefits Schedule or the SEC Reports, the Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Parts 6 and 7 of Title I of ERISA.

         (i) Except as disclosed in the Employee Benefits Schedule, the Contracts Schedule and the Employee Arrangements Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries.

         SECTION 4.18 Insurance. The attached Insurance Schedule lists the material insurance policies maintained by the Company and its Subsidiaries and their respective coverage and renewal dates. All of such insurance policies are in full force and effect and the Company is not in material default with respect to its obligations under any of such insurance policies. No notice of cancellation or termination or rejection of any claim in excess of $1,000,000 has been received by the Company or its Subsidiaries with respect to any such policy in the last year (or such shorter period as such entity has been in existence or has been a Subsidiary of the Company). The Company and each of its Subsidiaries has been covered during the past five years (or such shorter period as such entity has been in existence or has been a Subsidiary of the Company) by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during such period, and to the Company's Knowledge, all contractors, lessees and licensees which performed services and/or engaged in the production of coal on behalf of the Company have been covered by insurance in scope and amount customary and reasonable for the business in which they have engaged during such period.

         SECTION 4.19 Compliance with Laws. Except as set forth on the Legal Compliance Schedule, the Taxes Schedule, the Developments Schedule or the Litigation Schedule, to the Company's Knowledge, the Company and each of its Subsidiaries is in compliance with every statute, rule, restriction, law, regulation, order, judgment or decree of any governmental entity applicable to it or by which it is bound (other than Environmental and Safety Requirements and any permit requirements or related regulations), including, without limitation, the Fair Labor Standards Act or regulations under such act or other laws and regulations relating to wages, hours, labor agreements, the payment of Social Security and similar taxes, unemployment or workers' compensation including Black Lung benefits and obligations and the West Virginia Wage Payment Collections Payment Act and/or similar state laws and regulations, except for such failures as would not have a Material Adverse Effect on the Company. Except as set forth on the Legal Compliance Schedule, the Taxes Schedule or the Developments Schedule, neither the Company nor any Subsidiary has received from any governmental or regulatory authority any written notice alleging any material violation of law or claiming any material liability of the Company or any of its Subsidiaries as a result of any such alleged material violation.

         SECTION 4.20 Environmental, Mining and Safety Matters. Except as set forth on the attached Environmental Compliance Schedule:

         (a) The Company and its Subsidiaries are in compliance in all material respects with all Environmental, Mining, and Safety Requirements (including without limitation in cases where the Company or its Subsidiaries operate any property or facility under a contractual arrangement but are not the named permittee under relevant surface mining permits), and have filed all notices and compliance reports required to be filed to maintain such compliance in all material respects under any Environmental, Mining, and Safety requirements (including without limitation, where material, notices and reports indicating past or present treatment, storage or disposal, or reporting a spill or release into the environmental, of any Hazardous Substances, Oils, Pollutants or Contaminants), and (i) neither the Company nor any of its Subsidiaries has received any written communication or other written notice from any Government Entity (which has not been substantially resolved) alleging that the Company or any of its Subsidiaries is not in compliance, in all material respects, with Environmental, Mining, and Safety Requirements, (ii) to the Company's Knowledge all contract mining activities performed on Real Property owned or leased by the Company or any of its Subsidiaries are in compliance, in all material respects, with all Environmental, Mining, and Safety Requirements, (iii) to the Company's Knowledge, no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against or otherwise given to the Company or any of its Subsidiaries alleging any failure so to comply in all material respects, and, to the Company's Knowledge, no such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, and (iv) neither the Company nor any of its Subsidiaries has any material contingent liabilities with respect to its business under any Environmental, Mining, or Safety Requirements.

         (b) (i) Neither the Company nor any of its Subsidiaries has received notice to the effect that it is a potentially responsible party, or that any Governmental Entity or other individual is seeking information in connection with or advising it that it is responsible for, or potentially responsible for costs under Environmental, Mining, and Safety Requirements, including, without limitation, CERCLA, for cleanup of or investigatory, remedial, or other corrective action related to Hazardous Substances, Oils, Pollutants or Contaminants at any Real Property currently or previously owned or leased by the Company or any of its Subsidiaries at any other location, (ii) no Real Property owned or leased by the Company nor any of its Subsidiaries is listed on any federal or state contaminated site list, including the national priority list under CERCLA, the CERCLIS, or any state counterparts, and (iii) neither the Company nor any of its Subsidiaries has knowledge of any release of Hazardous Substances, Oils, Pollutants, or Contaminants in quantities requiring investigation or cleanup at any of the Real Property owned or leased by the Company or any of its Subsidiaries or at any location where, in any of the foregoing cases (i)-(iii) the Company or any of its Subsidiaries could reasonably be excepted to bear material liability.

         (c) Each of the Company and its Subsidiaries has provided the Purchaser (to the extent in the possession of the Company or its Subsidiaries) with all material environmental audits, site assessments, or reports, all Environmental Impact Statements, and all liability studies prepared within the past five years by or for the Company or any of its Subsidiaries, or by any third party, including Government Entities or insurance companies.

         (d) For purposes of this Agreement, "Release" shall mean any emission, spill, release, discharge or threatened release into or upon: (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, storage or disposal system.

         SECTION 4.21 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule, the Employee Benefits Schedule, the Developments Schedule or the contracts Schedule, no officer, director, or principal stockholder of the Company or, to the Company's Knowledge, any individual in such officer's or director's immediate family is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any material real or personal property used by the Company or any of its Subsidiaries other than arrangements with employees that are available to similarly situated employees.

         SECTION 4.22 Brokers. Except for the fees of CSFB pursuant to the engagement letter listed on the Contracts Schedule, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         SECTION 4.23 Labor Relations. Except as set forth in the Compliance Schedule or the Litigation Schedule:

         (a) The Company and its Subsidiaries are in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, excluding Environmental and Safety Requirements, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with applicable collective bargaining agreements, and arbitration, administrative and judicial decisions interpreting and/or affecting such agreements, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (b) There is no unfair labor practice charge or complaint or any other labor employment matter against or involving the Company or any Subsidiary pending or threatened before the National Labor Relations Board or any court of law as of the date of this Agreement. There is, and, except as disclosed on the Compliance Schedule, since January 1, 1996 there has been, no labor organizing activity, strike, dispute, lockout, slowdown or stoppage actually pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries.

         (c) There is, and except as disclosed on the Compliance Schedule, since January 1, 1994 there has been, no certified collective bargaining representative of the

Company's or any of its Subsidiaries' employees, no demand made to the Company or its Subsidiaries for recognition by any collective bargaining representative, and no petition for an election filed with the National Labor Relations Board or any other governmental authority or Person with respect to the Company's or any of its Subsidiaries' employees.

         (d) Except as set forth on the Litigation Schedule, there are no charges, investigations administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company or any Subsidiary.

         SECTION 4.24 Permit Blocking. Except as set forth in the Compliance Schedule or Litigation Schedule, neither the Company nor any of its Subsidiaries has been notified in writing by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended ("SMCRA"), or any comparable state statute, that it is (i) ineligible to receive additional surface mining permits that are material to its business; or (ii) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., "permit block," and, to the Company's Knowledge, there is no basis therefor.

         SECTION 4.25 Section 6 of the Joint Development Agreement. No Acquisition Closing (as such term is defined in the Joint Development Agreement) or other event has occurred, that prevents, prohibits or limits or otherwise renders moot any rights of the Company and/or one or more of its Subsidiaries pursuant to Section 6 of the Joint Development Agreement (including, without limitation, the right thereunder to withdraw from the Project (as defined in the Joint Development Agreement)).

         SECTION 4.26 Takeover Provisions Inapplicable. Assuming the accuracy and correctness of Section 5.06 hereof, as of the date hereof and at all times on or prior to the Effective Time, Section 203 of the GCL is and shall be inapplicable to the Merger and the transactions contemplated hereby.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Parent and the Purchaser represent and warrant to the Company as follows:

         SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Purchaser each have the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to perform all of their respective obligations hereunder.

         SECTION 5.02 Authority Relative to this Agreement. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Purchaser and by Parent as stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, each such agreement constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 5.03 No Conflict; Required Filings and Consents.

         (a) None of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their Subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except for any such actions which would not have a material adverse effect on Parent or adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

         (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Government Entity or third party, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, and (iii) compliance with the Hart-Scot-Rodino Act and any requirements of any foreign or supranational Antitrust Laws, and (iv) Consents the failure of which to obtain or make would not have a material adverse effect on Parent or adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.


         SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(a) the Schedule

14D-1, (b) the Offer Documents or (c) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.05 Financing. The Purchaser is a newly formed corporation which has not conducted any business other than in connection with the transactions contemplated by this Agreement. The Purchaser has received a written commitment (the "Commitment Letters") to obtain, subject to the terms and conditions therein, the funds necessary for the consummation of the transactions contemplated hereby, including payment of the Offer Price and the Merger Consideration with respect to all Common Shares and all payments with respect to Options and all related costs and expenses. The Purchaser has delivered true, correct and complete copies of the Commitment Letters to the Company. The Purchaser has paid all commitment fees required to be paid and taken all other actions required to cause such Commitment Letters to be effective and to constitute the valid commitment of the issuer of such letter, and each such commitment Letter is a valid and binding commitment of the Purchaser and the issuer thereof. The Purchaser is not, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements therein inaccurate in any material respect or that would cause the commitments provided in the Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.

         SECTION 5.06 Parent and Purchaser Not an Interested Stockholder. As of the date of this Agreement, neither Parent nor Purchaser nor any of their affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the GCL.

         SECTION 5.07 No Knowledge of Misrepresentations or Omissions. Neither Parent nor Purchaser has any actual knowledge that (i) the representations and warranties of the Company in this Agreement are not true and correct in all material respects or (ii) there are any material errors in, or material omissions from, the Schedules to this Agreement which individually or in the aggregate constitute a Material Adverse Effect on the Company.

         SECTION 5.08 Solvency. Assuming the correctness of the representations and warranties in Article IV hereof, the Company and its Subsidiaries will immediately after the Offer Purchase Closing and immediately after the Effective Time be solvent and capable of meeting their obligations as they become due, have assets exceeding their liabilities and have a reasonable amount of capital for the conduct of their business. Parent and Purchaser will procure the solvency opinion that is required by the Commitment Letters and will provide that such opinion is addressed to and delivered to the Board as well as to the issuer of the Commitment Letters. Additionally, Parent and Purchaser will assure that a draft of such solvency opinion is provided to the Board and counsel to the Company for their review and comment not less than three days prior to the formal delivery thereof.


         SECTION 5.09 Disclaimer Regarding Estimates and Projections. In connection with Parent or Purchaser's investigation of the Company and its Subsidiaries, Parent or Purchaser has received certain Company projections, including projected statements of income from operations of the Company and its Subsidiaries for the fiscal year ending in December 1997 and for succeeding fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Company makes no representation or warranty with respect to such estimates and projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates and projections and forecasts). In addition, except as set forth herein, the Company makes no representation or warranty with respect to information relating to historical income from operations set forth in the Information Memorandum, in any supplemental due diligence information provided to Parent or Purchaser, in connection with discussions or access to management of the Company and its Subsidiaries, or otherwise, and Parent and Purchaser acknowledge and agree that it is not relying on such information in any manner whatsoever. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of the Company as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Company or its Subsidiaries. In addition, matters reflected in the Schedules are not necessary limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for information purposes only and do not necessarily include other matters of a similar nature.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.01 Conduct of Business of the Company. Except as provided in
Section 6.09 hereof or as otherwise contemplated by this Agreement or with the written consent of Parent or as set forth in the Developments or Contracts Schedule, during the period from the date of this Agreement to the Offer Purchase Closing, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as provided in Section 6.09 hereof, as otherwise contemplated by this Agreement with respect to the Non-Mining Assets, or with the written consent of Parent or as set forth in the Developments Schedule or Contracts Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time:

         (a) Adopt any amendment to its charter or by-laws or comparable organizational documents;

         (b) Except for issuances of capital stock of the Subsidiaries to the Company or a wholly owned subsidiary of the Company, and other than the issuance of Common Shares pursuant to the exercise of Options outstanding on the date hereof, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional Common Shares or other shares of capital stock of any class, or securities convertible into Common Shares or other capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

         (c) Declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned Subsidiaries.

         (d) Split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Common Shares or any other capital stock;

         (e) Make any loans, advances or capital contributions to, or investments in, any other person in excess of $500,000, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

         (f) Fail to (i) maintain (except for sales or other transactions not constituting a breach of this Agreement) the Real Property in a manner consistent with past practice, (ii) pay when due all Taxes, water and sewer rents, assessments and insurance premiums affecting the Real Property, other than those being contested in good faith for which appropriate reserves have been established on the Company's or its Subsidiary's books and records, (iii) timely comply with the terms and provisions of all Leases (including but not limited to timely payment of all minimum and production royalties, other than those being contested in good faith for which appropriate reserves have been established on the Company's or its Subsidiary's books and records), contracts and agreements relating to or affecting the Real Property and the use and operation thereof, in each case, other than such failures that would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

         (g) Enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee; grant any salary or wage increase (other than in the ordinary course of business consistent with past practice or as may be required by law); or establish, adopt, amend, or increase benefits under, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than in the ordinary course of business consistent with past practice or as may be required by law);

         (h) Enter into any material labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except in the ordinary course of business consistent with past practice;

         (i) Take any action that, if taken after March 31, 1998 but prior to the date hereof, would have caused the representations and warranties contained in Section 4.08 to be untrue in any material respect;


         (j) Consummate its investment in Louisiana Generating LLC, contemplated by, or waive, modify or terminate in any manner adverse to the Company its rights under Section 6 of, that certain Joint Development Agreement, dated September 29, 1996, as amended, among the Company, Southern Electric International, Inc. and NRG Energy Inc. (the "Joint Development Agreement"), in connection with the transactions contemplated by that certain Asset Purchase and Reorganization Agreement, dated as of July 30, 1996, with Ralph R. Mabey, Trustee in Bankruptcy of Cajun Electric Power Cooperative, Inc. ("Cajun Electric"), for the acquisition of substantially all of the non-nuclear assets of Cajun Electric;

         (k) Waive, modify, amend or terminate any confidentiality, standstill or other similar agreement (each a "Standstill Agreement") to which the Company or any of its Subsidiaries is a party and which was entered into in connection with the sale process undertaken by the Company to identify a purchaser of the Company that resulted in the execution of this Agreement; or

         (l) Agree to take any of the foregoing actions prohibited under Section 6.01.

         Notwithstanding the foregoing, nothing herein shall limit the Company's ability to, nor require the Company to obtain the consent of Parent in order to, sell, convey or otherwise dispose of any of the Non-Mining Assets referred to on the Non-Mining Assets Schedule attached hereto at any time following the date hereof in any transaction approved by the Board; provided that, with respect to any sale of assets, such sale is not to an Affiliate of the Company, such assets are sold in an arms-length transaction, and the Company provides at least three business days prior written notice of such sale to Parent.

         SECTION 6.02 Access to Information. From the date of this Agreement until the Closing, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access (subject, however, during the term of this Agreement and following any termination hereof, to Parent and Purchaser keeping and causing their respective subsidiaries and affiliates to keep such information confidential in a manner consistent with existing confidentiality and similar non-disclosure obligations, including those contained in the Confidentiality Agreement, and the preservation of attorney client and work product privileges), during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent and the Purchaser may from time to time reasonably request; provided that if the Company determines in good faith that any such data or information is competitively sensitive, Parent and the Company will reasonably agree to appropriate limitations on the dissemination of such information within the Purchaser's and Parent's respective organizations. Prior to the Offer Purchase Closing, neither Parent or Purchaser nor the Parent Representatives shall contact or in any manner communicate with the employees, customers, lessors and suppliers of the Company and its Subsidiaries with respect to any matter related to the transactions contemplated hereby, except with the prior consent of the Company.

         SECTION 6.03 Reasonable Efforts Notice of Certain Developments.

         (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done (in the case of the Company consistent with the fiduciary duties of the Company's Board of Directors under applicable law), and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and this Agreement.

         (b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective Subsidiaries, is discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or
Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         (c) Parent and Purchaser covenant and agree to do all other things reasonably necessary to obtain the financing necessary for fulfillment of the Offer Financing Condition (whether from the issuers of the Commitment Letters or from other sources), on terms and conditions that are not less favorable in the aggregate to Parent and Purchaser than those contemplated by the Commitment Letters.

         (d) Parent and Purchaser further covenant and agree that they will not, at any time prior to the termination of this Agreement, terminate or modify, amend or alter the obligations of the issuer of the Commitment Letter in any way that would be materially adverse to the Parent's or Purchaser's ability to cause the Offer Financing Condition to be satisfied.

         SECTION 6.04 Consents.

         (a) Each party hereby agrees to use its reasonable best efforts to file the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the Premerger Notification Rules promulgated thereunder with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") as soon as practicable following the date hereof, but in any event (i) with respect to Parent and Purchaser, within five days following the date hereof and (ii) with respect to the Company, within ten days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by either FTC or DOJ and shall use commercially reasonable efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is 20 days following the commencement of the Offer.

         (b) Each of the parties will use commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the this Agreement.

         (c) In furtherance and not in limitation of the foregoing, Parent shall use commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Parent shall take such action (including without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, its Subsidiaries or affiliates (a "Business Unit") (but only if the Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000) as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or the European Economic Area) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any Business Units of any of Parent or its affiliates, the Company or its Subsidiaries or affiliates be divested or held separate by Parent (but only if such Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000), or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Annex I or Section 7.01(b) hereof.

         (d) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice, or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

         SECTION 6.05 Public Announcements. Prior to the Closing, except as required by applicable law or by any rule or regulation of the New York Stock Exchange, no party hereto shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto. With respect to any public statement of either party that does not require the consent of the other party, the party making such statement shall, prior to public disclosure thereof, first consult with and provide the other party a reasonable opportunity to review the contents of such statement.

         SECTION 6.06 Employee Benefit Arrangements. Parent shall cause the Company to honor all accrued obligations as of the date hereof under the employee arrangements (the "Employee Arrangements") to which the Company or any of its Subsidiaries is presently a party which are listed in the Employee Arrangements Schedule and the Developments Schedule in accordance with the terms and conditions of such arrangements. In addition, from and after the Closing until the first anniversary of the Closing, subject to the remaining provisions of this Section 6.06, the Surviving Corporation shall not amend, modify, alter or terminate any severance or change of control agreements, policies or practices of the Company or its Subsidiaries, including the SBS Plan; provided that any such action after the first anniversary of the Closing shall not adversely affect the accrued or vested rights of any employees or other beneficiaries which shall have arisen under any severance or change of control agreements, policies or practices of the Company or its Subsidiaries, including the SBS Plan prior to such amendment, modification, alteration or termination. Parent shall cause the Company for a period of one year following the Effective Time, to continue to provide to employees of the Company and its Subsidiaries who are employed by the Surviving Corporation (excluding employees covered by collective bargaining agreements) broad-based employee benefit plans and Employee Arrangements which are in the aggregate no less favorable than those provided to such employees as of the date hereof provided that it is understood that the Surviving Corporation may alter, amend, modify and/or terminate specific benefit plans and/or arrangements (including Employee Arrangements) subject to the aggregate limitations set forth above. Subject to the foregoing, nothing in this Section shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws. Solely for purposes of eligibility and vesting under Employee Arrangements (including without limitation plans or programs of Parent and its affiliates after the Effective Time), and to the extent permitted by law, all service with the Company or any of its Subsidiaries or their predecessors prior to the Effective Time shall be treated as service with Parent and its affiliates (to the extent such service was recognized by the Company or any of its Subsidiaries for similar purposes under comparable plans before the Effective Time).


         SECTION 6.07 Indemnification.

         (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws or, in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will cause to be paid in accordance with the applicable charters, by-laws and agreements, as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.07 subject to the limitations of the GCL to the extent applicable.

         (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time for the benefit of all current and former directors and officers of the Company the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof which is set forth in the Insurance Schedule and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.07(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         SECTION 6.08 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.


         SECTION 6.09 No Solicitation; Termination Right.

         (a) The Company agrees that, during the term of this Agreement it shall not, and shall not authorize, support or encourage any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage, facilitate or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options which are outstanding as of the date hereof) or any portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries, or any combination of the foregoing (a "Competing Transaction"), or negotiate, or otherwise engage in discussions with any person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) for the purpose of facilitating any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company shall use its reasonable best efforts to ensure that none of its Subsidiaries and none of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, undertakes any such actions, and, if the Board learns of any such action, the Company shall take reasonable steps to cause the party undertaking such action to cease such action immediately or shall immediately terminate the Company's and/or any Subsidiary's employment or other relationship with any such director, officer, employee, agent or representative that breaches this Section 6.09; provided further that prior to the purchase of the Common Shares by the Purchaser pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who makes a bona fide proposal regarding a Competing Transaction which was not solicited by the Company after the date of this Agreement and which does not violate any Standstill Agreement if and so long as the

Board after consultation with its counsel determines in good faith that failing to consider and cooperate with such other party regarding such Competing Transaction would constitute a breach of the fiduciary duties of the Board to the Company's stockholders under applicable law, and, provided further, that in no event does the term "Competing Transaction" include a sale or other disposition of any of the assets specified on the Non-Coal Asset Schedule or that is otherwise specifically permitted hereunder. The Company shall and shall use its reasonable best efforts to cause its Subsidiaries, directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Competing Transaction. The Company agrees that neither the Board of Directors nor any committee thereof will, during the period referenced in the first sentence of this subsection (a), (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchase, the Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. The foregoing notwithstanding, in the event that prior to the purchase of Common Shares by the Purchaser pursuant to the Offer the Board of Directors after consultation with its counsel determines in good faith that failure to do so will result in breach of the fiduciary duties of the Board to the Company's stockholders under applicable law, the Board of Directors may (subject to this and the following sentences) withdraw or modify the Board Recommendation, provided that it gives Parent three days' prior written notice of its intention to do so. Any such withdrawal or modification of the Board Recommendation shall not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Offer, the Merger or the Tender Commitments. The Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction, which becomes known to the Board during the term of this Agreement. The Company shall keep Parent fully apprised of the status and terms of any proposal relating to a Competing Transaction on a current basis.

         (b) If, prior to the purchase of Common Shares by the Purchaser pursuant to the Offer, the Board after consultation with its financial and legal advisors determines in good faith that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited by the Company or any of its Subsidiaries or affiliates in violation of this Agreement (and that does not violate or breach any Standstill Agreement executed by such party with respect to the Company prior to the date of this Agreement) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Company in response to such Competing Transaction) and is in the best interest of the stockholders of the Company, the Company may terminate this Agreement at any time prior to the Offer Purchase Closing and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, the Company provides written notice of such termination to Parent at least three full business days prior to the effectiveness of such termination and, the Company delivers to Parent within five business days following such termination (A) by check or wire transfer of same day funds, (i) an amount equal to Parent's Costs (as defined in Section 8.02) as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent's definitive determination of such costs), but in any event not to exceed $10,000,000, and (ii) the amount of the Termination Fee as provided in Section
8.02 and (B) a written acknowledgment from the Company and the other party to the Competing Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

         SECTION 6.10 Cooperation for Financing. The Company agrees that, during the term of this Agreement, it shall provide reasonable cooperation to the Purchaser to facilitate the Purchaser's efforts to obtain the financing contemplated by the Commitment Letters (including assisting the Purchaser in obtaining required consents) and provide all information reasonably requested by the Purchaser in connection with the Purchaser's efforts to satisfy the Offer Financing Condition.

         SECTION 6.11 Tender Commitments. The Company shall cause each of the Stockholders to execute a Tender Commitment. The Company shall not permit the amendment, modification, release under or otherwise lessen the obligations of the Stockholders under the Tender Commitments. The Company agrees to enforce fully and promptly all provisions of the Tender Commitments, including, without limitation, seeking specific performance of (or other equitable and legal remedies with respect to) each Stockholder's obligations under its Tender Commitment.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.01 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

         (a) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof; provided that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer.

         (b) No Injunctions or Restraints; Illegality. No (i) order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Common Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing material limitations on the ability of the Purchaser effectively to acquire or hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company; provided, that Parent, to the extent provided in this Agreement, shall, if necessary to prevent the taking of such action, or the enactment, enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture; (ii) proceeding brought by an administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing shall be pending; or (iii) action or proceeding shall be commenced following the date of this Agreement and be pending before any court of competent jurisdiction which would have a Material Adverse Effect on the Company.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):


         (a) By the mutual written consent of Parent and the Company;

         (b) By the Company if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 hereof or, (ii) the Purchaser fails to purchase validly tendered Common Shares in violation of the terms of the Offer or this Agreement;

         (c) By Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(c) if such party shall have materially breached this Agreement or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Offer.

         (d) By Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the Agreement shall have used its reasonable efforts to remove or lift such order, decree or ruling;

         (e) By Parent or the Company if the Offer Financing Conditions shall be impossible to satisfy by the end of the twentieth (20th) business day following commencement of the Offer and by the Parent or the Company if any other condition set forth in Annex I attached hereto shall be impossible to satisfy by the end of the thirtieth (30th) business day following commencement of the Offer unless such circumstance results from the failure of the terminating party to perform in any material respect its obligations under this Agreement, provided, however, that the Company may not terminate this Agreement pursuant to this
Section 8.01(e) if Parent waives in writing the relevant condition (other than the Minimum Condition as defined in Annex I, which cannot be waived);

         (f) By Parent if prior to the Offer Purchase Closing the Board shall have withdrawn or modified in a manner adverse to Parent, or refrained from making the Board Recommendation, or shall have publicly disclosed its intention to change such recommendation, or shall have failed to reaffirm the Board Recommendation within five (5) days of receipt from Parent or the Purchaser of a request to so reaffirm the Board Recommendation, in each case except due to Parent or Purchaser's material breach of this Agreement or material violation of the terms of the Offer;

         (g) By the Company, pursuant to and in accordance with Section 6.09(b);

         (h) By the Company in the event of any breach of the covenants and/or representations and warranties of Parent and Purchaser contained in this Agreement which has a material adverse effect on the consummation of the transactions contemplated by this Agreement; or

         (i) By Parent, if any Stockholder who holds more than five percent of the Shares shall have breached any of his, her or its obligations under the Tender Commitment.

         SECTION 8.02 Effect of Termination; Fees and Expenses.

         (a) In the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.02 and the confidentiality provisions referenced in the first sentence of Section 6.02, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement, and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and the transactions contemplated hereby ("Costs"). If this Agreement is terminated pursuant to Section

8.01(f) or (g), the Company will within five business days following any such termination pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent (i) in reimbursement for Parent's expenses an amount equal to the aggregate amount of Parent's reasonable documented Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of $10,000,000 in the aggregate and (ii) a payment in an amount equal to $18,000,000 (the "Termination Fee"). Purchaser shall terminate the Offer as soon as practicable following termination of this Agreement for any reason.

         (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

         SECTION 8.03 Amendment. Subject to Section 1.03(c), this Agreement and the Offer may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any the purchase of shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which materially adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement and the Offer may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.04 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 3.02, the last sentence of Section 6.02, Section 6.06 and Section 6.07 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

         SECTION 9.02 Entire Agreement; Assignment.

         (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated March 6, 1998 between Credit Suisse First Boston Corporation and Addington Enterprises Inc. (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided however that after the Effective Time Parent and/or the Purchaser may, without the consent of the Company, (i) assign their rights under this Agreement to any of their respective Affiliates, or (ii) collaterally assign their rights under this Agreement to the lender of Parent or the Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

                  If to Parent or the Purchaser:

                  AEI Resources, Inc.
                  1500 North Big Run Road
                  Ashland, Kentucky 41102
                  Attention:    Corporate Secretary
                  Telecopy:     (606) 928-0450

                  With a copy to:

                  Brown, Todd & Heyburn PLLC
                  27000 Lexington Financial Center
                  250 West Main Street
                  Lexington, KY 40507-1749
                  Attention:    Paul Sullivan
                  Telecopy:     (606) 231-0011

                  If to the Company:

                  Zeigler Coal Holding Company
                  50 Jerome lane
                  Fairview Heights, IL  62208
                  Attention:    Brent L. Motchan, Esq.

                  Fax:          618-394-2518
                  Phone:   618-394-2406

                  with a copy to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, NY  10022-4675
                  Attention:    Glen E. Hess, P.C.
                  Fax:          212-446-4900
                  Phone:   212-446-4808

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or otherwise.

         SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.03(d), 3.01, 3.02 and 6.07 nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    ARTICLE X

                                   DEFINITIONS

         SECTION 10.01 Certain Definitions. As used in this Agreement:

         "Active Operating Properties and Reserves" means all property included in mining permits currently issued to the Company or any of its Subsidiaries or which will be issued prior to the Closing.

         "Acquisition Agreement" has the meaning given thereto in Section 6.09(b) hereof.

         "Affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning given thereto in the preamble hereof.

         "Antitrust Laws" has the meaning given thereto in Section 6.04(b) hereof.

         "Board" has the meaning given thereto in the recitals hereof.

         "Board Recommendation" has the meaning given thereto in Section 1.02(a) hereof.

         "Certificates" has the meaning given thereto in Section 3.02 hereof.

         "Closing" has the meaning given thereto in Section 2.02 hereof.

         "Closing Date" has the meaning given thereto in Section 2.02 hereof.

         "Code" has the meaning given thereto in Section 4.17(a) hereof.

         "Commitment Letter" has the meaning given thereto in Section 5.05 hereof.

         "Common Share" and "Common Shares" have the meaning given thereto in the recitals hereof.

         "Company" has the meaning given thereto in the first paragraph hereof.

         "Company's Knowledge" and words of similar import shall mean actual knowledge of a particular fact being known by any of (i) the current serving directors of the

Company, (ii) or any of the following officers of the Company: Chand B. Vyas, Douglas Blackburn, Frank Barkofske and Brent Motchan, (iii) with respect to labor and employment matters, David Young; (iv) with respect to information concerning any Subsidiary, division or business unit of the Company, the president or most senior executive of such Subsidiary, and (v) any person succeeding to the position currently of any of the persons indicated in clauses
(ii), (iii) and (iv) above.

         "Company Representatives" has the meaning given thereto in Section 6.02 hereof.

         "Competing Transaction" has the meaning given thereto in Section 6.09(a) hereof.

         "Confidentiality Agreement" has the meaning given thereto in Section 9.02(a) hereof.

         "Consent" has the meaning given thereto in Section 4.05(b) hereof.

         "Costs" has the meaning given thereto in Section 8.02 hereof.

         "CSFB" has the meaning given thereto in Section 1.02(a) hereof.

         "December Balance Sheet" has the meaning given thereto in Section 4.06(b) hereof.

         "Disclosure Schedules" shall mean all of the separate schedules referred to in Article IV and all Supplemental Schedules taken together.

         "Dissenting Shares" has the meaning given thereto in Section 3.01 hereof.

         "Effective Time" has the meaning given thereto in Section 2.02 hereof.

         "Employee Arrangements" has the meaning given thereto in Section 6.06 hereof.

         "Environmental Mining and Safety Requirements" means all federal, state and local statutes, regulations, notices of violations, abatement orders, closure orders, ordinances, permits, judicial and administrative orders and determinations, and similar provisions having the force and effect of law, and all common law concerning public health and safety, worker health and safety, mine health or safety, surface and underground mining, mineral processing or transport, mine reclamation, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, release, runoff, containment, control, or cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants (as such terms as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. 300.5), and any mining wastes or byproducts as the foregoing are enacted and in effect on or prior to the date hereof.

         "ERISA" has the meaning given thereto in Section 4.17(a) hereof.

         "Exchange Act" has the meaning given thereto in Section 4.05 (b) hereof.

         "Expiration Date" has the meaning given thereto in Section 1.01.

         "GAAP" has the meaning given thereto in Section 4.06(b) hereof.

         "GCL" has the same meaning given thereto in the recitals hereof.

         "Government Entity" has the meaning given thereto in Section 4.05(b) hereof.

         "HSR Act" has the meaning given thereto in Section 4.05(b) hereof.

         "Indemnified Parties" has the meaning given thereto in Section 6.07(a) hereof.

         "Information Memorandum" means that certain Offering Memorandum, dated February, 1998, prepared by CSFB regarding the Company and its Subsidiaries.

         "Intellectual Property" has the meaning given thereto in Section 4.13 hereof.

         "Joint Development Agreement" has the meaning given thereto in Section 6.01(j).

         "June Balance Sheet" has the meaning given thereto in Section 4.06(b).

         "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, pledges, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations on the use of real or personal property, whether or not they constitute specific or floating charges.

         "March Balance Sheet" has the meaning given thereto in Section 4.06(b).

         "Material Adverse Effect on the Company" has the meaning given thereto in Section 4.01 hereof.

         "Material Contract" has the meaning given thereto in Section 4.12(a).

         "Merger" has the meaning given thereto in the recitals hereof.

         "Merger Consideration" has the meaning given thereto in Section 2.05 hereof.

         "Mining Permits" has the meaning given thereto in Section 4.14 hereof.

         "Multiemployer Plan" has the meaning given thereto in Section 4.17(f) hereof.

         "Non-Mining Assets" means the operations and business of the Company and its Subsidiaries and any assets related thereto that are described on the Non-Mining Assets Schedule attached hereto.

         "Offer" has the meaning given thereto in the recitals hereof.

         "Offer Documents" has the meaning given thereto in Section 1.01(a) hereof.

         "Offer Price" has the meaning given thereto in the recitals hereof.

         "Offer Purchase Closing" has the meaning given thereto in Section 1.01(a) hereof.

         "Offer to Purchase" has the meaning given thereto in Section 1.01(a) hereof.

         "Operating Facilities" means any real property rights owned, leased or otherwise controlled by the Company or any of its subsidiaries where the Company or any of its Subsidiaries has facilities currently used in the coal mining business including office and administrative buildings, mine openings, air shafts, preparation and processing plants, slurries and gob disposal areas, retention and drainage ponds, unfinished reclamation areas, coal terminals, and coal loading and storage facilities..

         "Option" has the meaning given thereto in Section 1.04 hereof.

         "Option Plan" has the meaning given thereto in Section 1.04 hereof.

         "Other Filings" has the meaning given thereto in Section 4.07 hereof.

         "Other Real Property" means any real property rights owned, leased or otherwise controlled by the Company or any of its Subsidiaries other than "Active Operating Properties and Reserves" and "Operating Facilities."

         "Parent" has the meaning given thereto in the first paragraph hereof.


         "Parent Representatives" has the meaning given thereto in Section 6.02 hereof.

         "Paying Agent" has the meaning given thereto in Section 3.02 hereof.

         "Pension Plan" has the meaning given thereto in Section 4.17(a) hereof.

         "Permitted Encumbrances" has the meaning given thereto in Section 4.09 hereof.

         "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act ).

         "Permits" has the meaning given thereto in Section 4.15 hereof.

         "Plans" has the meaning given thereto in Section 4.17(a) hereof.

         "Proxy Statement" has the meaning given thereto in Section 2.08 (a)(ii) hereof.

         "Purchaser" has the meaning given thereto in the first paragraph hereof.

         "Release" has the meaning given thereto in Section 4.20(d) hereof.

         "SBS Plan" has the meaning given thereto in Section 1.04.

         "Schedule 14D-9" has the meaning given thereto in Section 1.02(a).

         "SEC" has the meaning given thereto in Section 1.01 hereof.

         "SEC Reports" has the meaning given thereto in Section 4.06(a) hereof.

         "SMCRA" has the meaning given thereto in Section 3.24 hereof.

         "Special Meeting" has the meaning given thereto in Section 2.08(a)(I) hereof.

         "Standstill Agreement" has the meaning given thereto to in Section 6.01(k).

         "Stockholder" means each or any of Kinman Limited Partnership, Michael
K. Reilly, Chand B. Vyas, Roland E. Casati and John F. Manley, and such persons collectively are referred to as the "Stockholders."

         "Subsidiary" or Subsidiaries" has the meaning given thereto in Section
4.01 hereof.

         "Surviving Corporation" has the meaning given thereto in Section 2.01 hereof.

         "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest penalty, or addition thereto, whether disputed or not.

         "Tax Returns" means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tender Commitment" means each of those certain Support Agreements, dated the date hereof, by and between the Company and each of the Stockholders, and such agreements collectively are referred to as the "Tender Commitments."

         "Violation" has the meaning given thereto in Section 4.05(a) hereof.

         "Welfare Plans" has the meaning given thereto in Section 4.17(a) hereof.

                                     * * * *

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                       AEI RESOURCES, INC.


                                       By: /s/ Donald P. Brown
                                          ----------------------------------
                                           Name: Donald P. Brown
                                           Title: President


                                       ZEIGLER ACQUISITION CORPORATION


                                       By: /s/ Donald P. Brown
                                          ----------------------------------
                                           Name: Donald P. Brown
                                           Title: President


                                       ZEIGLER COAL HOLDING COMPANY


                                       By: /s/ Chand B. Vyas
                                          ----------------------------------
                                           Name: Chand B. Vyas
                                           Title: President and Chief
                                                  Executive Officer

                                                                         ANNEX I
                                                                         -------

         Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Common Shares, unless (I) there are validly tendered and not properly withdrawn prior to the Expiration Date that number of Common Shares which represent at least 90% of the total number of outstanding Common Shares on a fully diluted basis (excluding options tendered for cancellation under Section 1.04) on the date of purchase (the "Minimum Condition"), and (ii) the Purchaser shall have obtained, as contemplated by the Commitment Letters, on terms that are not less favorable to Parent and the Purchaser (or from such alternative financing sources on terms and conditions that are not less favorable to Parent and the Purchaser than those contemplated by the Commitment Letters), the funds necessary for the consummation of the transactions contemplated by the Merger Agreement, including the purchase of all of the Common Shares tendered in the Offer, payment of the Merger Consideration with respect to all Common Shares, all payments with respect to Options and all related costs and expenses (the "Offer Financing Condition"). Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment and may, subject to the terms of the Merger Agreement, amend the Offer, postpone the acceptance for payment of or payment for tendered Common Shares or terminate the Offer and not accept for payment any Common Shares if at any time on or after the date of the Merger Agreement (unless otherwise indicated below) and before the time of payment for any Common Shares, any of the following events (each, an "Event") shall occur:

                  (a) (i) The waiting period applicable to the Offer or the Merger pursuant to the provisions of the HSR Act and any applicable foreign or supranational Antitrust Laws shall fail to have expired or to have been terminated; or (ii) action by the Department of Justice or Federal Trade Commission or any foreign or supranational agency or entity charged with enforcement of Antitrust Laws that are applicable to the transactions contemplated hereby challenging or seeking to enjoin the consummation of the Offer or the Merger shall have been instituted and be pending; or

                  (b) (i) Any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Common Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or
         (y) imposing material limitations on the ability of the Purchaser effectively to acquire or hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company; provided, that Parent, to the extent provided in the Merger Agreement, shall, if necessary to prevent the taking of such action, or the enactment, enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture; (ii) any proceeding brought by an administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing shall be pending; or (iii) any action or proceeding shall be commenced following the date of the Merger Agreement and be pending before any court of competent jurisdiction which would have a Material Adverse Effect on the Company; or

                  (c) The Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                  (d) The Company or any of its Subsidiaries shall have breached one or more of its representations and warranties set forth in the Merger Agreement or failed to perform any of its obligations, covenants or agreements under the Merger Agreement and such breaches or failures to perform shall in the aggregate materially and adversely affect the ability of Parent to own or control the Company, its equity securities and its assets; or

                  (e) On or after the date of the Merger Agreement, any Material Adverse Effect on the Company shall have occurred or be occurring; or

                  (f) The representations and warranties set forth in Section
4.03 or Section 4.25 shall not be true and correct in all material respects.

The Offer shall terminate if the Merger Agreement is terminated pursuant to its terms. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to use their respective reasonable best efforts to obtain financing for the Offer and to cause all other conditions to be fulfilled.

The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such Right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.